Exhibit B-3(a)







               RESTATED ARTICLES OF INCORPORATION


                               OF


                    ENTERGY ENTERPRISES, INC.


                 AS IN EFFECT DECEMBER 28, 1992

               RESTATED ARTICLES OF INCORPORATION
                               OF
                    ENTERGY ENTERPRISES, INC.


     The name of the Corporation is Entergy Enterprises, Inc.;
and further

     These Restated Articles of Incorporation of Entergy
Enterprises, Inc., do accurately copy the Articles of Incorporation and all amendments thereto in effect at the date of the restatement without substantive change except as made by any new amendment or amendments contained in the restatement and noted therein; and further

     Each amendment reflected in this restatement has been effected in conformity with law; and further

     The date of incorporation of the Corporation was December 30, 1983 and this restatement is dated as of the 10th day of December, 1992.

     The amendments contained in the restatement were approved by unanimous written consent of the holder of all the common stock of the Corporation, the only voting group entitled to vote on such amendments. These amendments were duly filed with the Louisiana Secretary of State on July 29, 1992 and September 21, 1992.<FN1>

                            ARTICLE I

                              Name

     The name of the Corporation is ENTERGY ENTERPRISES, INC.<FN2>


                           ARTICLE II

                             Purpose

     The purpose of the Corporation is to engage in any lawful activity for which corporations may be formed under the Business
Corporation Law.


                           ARTICLE III

                             Capital

     The Corporation has authority to issue an aggregate of 100,000 shares of capital stock, all of which are designated common stock having no par value per share.<FN3>


                           ARTICLE IV

                      Shareholder Consents

     Whenever the affirmative vote of shareholders on any question is required to authorize or constitute corporate action, the consent in writing to such action signed only by shareholders holding that proportion of the total voting power which is required by law or by these Articles of Incorporation for action on the particular question, whichever requirement is higher, shall be sufficient for the purpose, without necessity for a meeting of shareholders.

                            ARTICLE V

                      Amendment of Articles

     These Articles of Incorporation may be amended upon approval of a majority of the voting power present at any annual or special meeting of shareholders the notice of which sets forth the proposed amendment or a summary of the changes to be made thereby.


                           ARTICLE VI

                       Director's Proxies

     Any director absent from a meeting of the Board of Directors or any committee thereof may be represented by any other director or shareholder, who may cast the vote of the absent director according to the written instructions, general or special, of the absent director.


                           ARTICLE VII

                            Duration

     The duration of the Corporation shall be in perpetuity.




ENTERGY ENTERPRISES, INC.




By:  /s/ Jack L. King
     Jack L. King
     President and Chief Operating
     Officer



By:  /s/ Michael G. Thompson
     Michael G. Thompson
     Senior Vice President, Chief
     Legal Officer and Secretary

_______________________________
<FN1> The footnotes herein are not part of the Restated Articles of
      Incorporation.
<FN2> As adopted, Article I stated the name of the Corporation as
      Electec, Inc. On September 16, 1992, the name was changed to Entergy Enterprises, Inc.
<FN3> As adopted, Article III authorized 25,000 shares of capital stock. On July 27, 1992, the number of authorized shares was increased to 100,000.